AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1999

                                                      REGISTRATION NO. 333-11521
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                              CH ENERGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

         New York                                               14-1804460
  (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organizations)                          Identification No.)

               284 South Avenue. Poughkeepsie, New York 12601-4879
                                 (914) 452-2000
          (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices.)

                                  Paul J. Ganci
          Chairman of the Board, President and Chief Executive Officer
               284 South Avenue, Poughkeepsie, New York 12601-4879
                                 (914) 486-5239

                                   Copies To:
                             William P. Reilly, Esq.
                               Gould & Wilkie LLP
            One Chase Manhattan Plaza, New York, New York 10005-1401
                                 (212) 344-5680
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service.)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Post-Effective Amendment becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

             ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION STATEMENT

          Registrant will be the successor issuer of Central Hudson Gas & Electric Corporation ("Central Hudson") when Registrant's shares of Common Stock are exchanged for shares of Central Hudson Common Stock ("Share Exchange") pursuant to that certain Agreement and Plan of Exchange, by and between Registrant and Central Hudson, dated April 24, 1998, filed as Exhibit 2.1 to Registrant's Registration Statement on Form S-4, as amended (No. 333-52797). The Share Exchange is expected to occur on or about December 15, 1999. Pursuant to Rule 414(d) under the Securities Act of 1933, Registrant hereby expressly adopts, effective on the date of the Share Exchange, Central Hudson's Registration Statement on Form S-3, as amended (No. 333-11521) as Registrant's own registration statement for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, which registration statement relates to shares of common stock issuable in connection with Central Hudson's Stock Purchase Plan ("Plan"). From and after the Share Exchange, common stock of the Registrant will be used in lieu of Central Hudson Common Stock whenever stock is required to be issued under the Plan.

SUBJECT TO COMPLETION

P R 0 S P E C T U S
                              -------------------
                                 783,582 SHARES

                              CH ENERGY GROUP, INC.
                               STOCK PURCHASE PLAN

                                  COMMON STOCK
                                ($.10 PAR VALUE)

          THE PLAN IS DESIGNED TO ENCOURAGE AND PROMOTE LONG-TERM INVESTMENT OPPORTUNITIES IN THE COMPANY'S COMMON STOCK. THE PLAN PROVIDES A CONVENIENT METHOD OF REINVESTING CASH DIVIDENDS AND PURCHASING THE COMPANY'S COMMON STOCK, WITHOUT PAYMENT OF BROKERAGE COMMISSIONS OR SERVICE CHARGES.

          SHARES OF COMMON STOCK TO BE ACQUIRED UNDER THE PLAN WILL BE, AT THE COMPANY'S DISCRETION, PURCHASED EITHER ON THE OPEN MARKET, DIRECTLY FROM THE COMPANY, OR A COMBINATION OF BOTH. SHARES PURCHASED DIRECTLY FROM THE COMPANY WILL BE NEWLY ISSUED SHARES OF THE COMPANY OR TREASURY SHARES OF THE COMPANY.

          THE PURCHASE PRICE OF SHARES OF COMMON STOCK PURCHASED DIRECTLY FROM THE COMPANY WILL BE THE AVERAGE OF THE HIGH AND LOW PRICES OF THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE LISTING OF COMPOSITE TRANSACTIONS ON THE RELEVANT PURCHASE DATE. THE PURCHASE PRICE OF SHARES OF COMMON STOCK PURCHASED ON THE OPEN MARKET WILL BE THE WEIGHTED AVERAGE PRICE OF ALL COMMON STOCK PURCHASED FOR THE RELEVANT PURCHASE DATE. SEE THE CAPTION "PRICE OF SHARES" BELOW.

          THE COMPANY'S COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "CHG".

          THIS PROSPECTUS RELATES TO 783,582 SHARES OF COMMON STOCK REGISTERED FOR PURCHASE UNDER THE PLAN. THIS PROSPECTUS SHOULD BE RETAINED FOR FUTURE REFERENCE.

                                ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1999.

                                 SHARE EXCHANGE

          On December __, 1999, the shares of our Common Stock were exchanged for the shares of Central Hudson Gas & Electric Corporation under an Agreement and Plan of Exchange between Central Hudson and us that was entered into as of April 24, 1998. Because of that share exchange, we became successor to Central Hudson under the Plan on December __, 1999. All shares of Common Stock acquired under the Plan are now those of this Company. If you were a Plan participant as of December __, 1999, you do not have to take any action to continue your participation in the Plan.

          We have filed with the SEC a post-effective amendment pursuant to Rule 414(d) under the Securities Act of 1933 so that we may expressly adopt Central Hudson's Registration Statement, No. 333-11521 (of which this Prospectus is a part) as our own for all purposes of that Act and the 1934 Act.

                       WHERE YOU CAN FIND MORE INFORMATION

          We and Central Hudson file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any such documents we and Central Hudson file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also access our and Central Hudson's most recent SEC filings on our web site at HTTP://WWW.CENHUD.COM or the SEC's web site at HTTP://WWW.SEC.GOV.

          The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered as part of this Prospectus. We incorporate by reference the documents listed below filed with the SEC under the Securities and Exchange Act of 1934. And, we also incorporate any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act until all of the Common Stock registered in this Registration Statement has been sold.

                  1. Central Hudson's Annual Report on Form 10-K for the year ended December 31, 1998;

                  2. Our Annual Report on Form 10-K for the year ended December 31, 1998;

                  3. Central Hudson's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1999;

                  4.  Central   Hudson's  Current  Report  on  Form  8-K,  dated
                      November 12, 1999;

                  5.  Our Current  Report on Form 8-K, dated December ___, 1999;
                      and

                  6. The description of our Common Stock contained in Amendment No. 1 to our Registration Statement on Form S-4 (No. 333-52797), as filed with the SEC on July 24, 1998.

          You may request a copy of these documents at no cost by writing or telephoning us at the following address:

                                    CH Energy Group, Inc.
                                    Director of Shareholder Relations
                                    284 South Avenue
                                    Poughkeepsie, New York 12601-4879

                                    Telephone (914) 486-5704

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THE PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                               PROSPECTUS SUMMARY

          The Plan is designed to make purchases of CH Energy Group Common Stock simple, convenient and cost-free. If you participate in the Plan, you may purchase our Common Stock and have your dividends reinvested in additional shares of Common Stock. The Administrator of the Plan is First Chicago Trust Company of New York, a division of EquiServe.

          THE PLAN ALSO PROVIDES THE FOLLOWING FEATURES:

          o Non-shareholders may open a Plan account at no cost with an Initial Investment of as little as $100. Participants in the Plan may make additional Optional Investments, as often as weekly, with as little as $50 per transaction, also at no cost.

          o Employees of the Company and employees of any of its affiliates who elect to be Participants may also make cost-free Employee Investments through payroll withholdings with as little as $10 per week.

          o All Participants may invest up to a maximum of $150,000 per year through a combination of Initial Investments, Optional Investments and, if applicable, Employee Investments.

          o You may make Initial and Optional Investments by check, money order or automatic deduction from a predesignated U. S. bank account. Optional investments may be made occasionally or at regular intervals as the Participant desires.

          o Participants can reinvest all or part of their cash dividends in Common Stock and also can purchase additional shares of Common Stock, all without payment of brokerage commissions or service charges.

          o Participants can buy shares in whole dollar amounts rather than a specified quantity of shares. Their accounts will be credited with the appropriate number of full and fractional shares in electronic registration form.

          o Participants can receive cash dividend payments electronically or by check.

          o The Plan offers a "share safekeeping" service by which Participants may deposit their Common Stock certificates and have their ownership of Common Stock maintained on the Administrator's records in electronic registration form. See below caption "Administration".

          o Participants can transfer shares held in their Plan accounts (including making gifts) of Common Stock to others, within the Plan, at no charge.

          o The Administrator will mail reports to each Participant as promptly as practicable after each purchase. Each Participant who reinvests dividends will receive a quarterly statement showing all year-to-date activity.

          To enroll in the Plan you must complete and return an enrollment form to the Administrator. If you are a first-time investor, you also must submit or arrange for your initial investment payment. For further enrollment information, you should contact:

              EquiServe


              Attn:  CH Energy Group, Inc. Stock Purchase Plan
              P.O. Box 2598
              Jersey City, NJ 07303-2598
              Telephone:    1-800-428-9578 (for shareholders)


              TDD:  1-201-222-4955 - a telecommunications device for the hearing impaired is available.
              Telephone:     1-888-280-3848 (for non-shareholders)

              Internet: Messages forwarded on the Internet will receive a prompt reply. EquiServe's Internet address is:
                         "http://www.equiserve.com"

                                   THE COMPANY

          CH Energy Group, Inc. owns other companies and is commonly called a holding company.

          One of our subsidiaries is Central Hudson Gas & Electric Corporation. Central Hudson is a New York corporation which owns electric generation facilities and supplies electric, gas service and other utility related services in the Mid-Hudson River Valley Region of New York State. Central Hudson's business is regulated by government agencies, including the New York Public Service Commission.

          We also own other businesses. These businesses are not as heavily regulated as Central Hudson or are not regulated at all. These businesses include -

          * Central Hudson Enterprises Corporation, which is engaged in the business of marketing electric, gas and oil related services; conducting energy audits and providing related services; and participating in cogeneration and energy production projects and services;

          * Scasco, Inc., which conducts a fuel oil business located in Connecticut;

          * Island Sound Commercial Energy Sales, Inc., which sells natural gas to customers in Connecticut and Rhode Island;

          * CH Resources, Inc., which owns and/or operates electric generating facilities for the sale of electricity to wholesale customers; and

          * Greene Point Development Corporation, which invests in energy related projects.

          Our principal executive office is located at 284 South Avenue, Poughkeepsie, New York 12601-4879 and its telephone number is (914) 452-2000.

                             DESCRIPTION OF THE PLAN

          The provisions of the Plan, in effect as of December __, 1999, are summarized below. This Prospectus should be read together with the Plan document, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

ADMINISTRATION

            First Chicago Trust Company of New York, a division of EquiServe, is the Administrator to process the purchasing of Common Stock acquired under the Plan, keep records, send reports of account activity to Participants, and perform other duties relating to the Plan. The Administrator reserves the right to resign at any time upon reasonable notice to us.

          Participants can contact the Administrator toll free as follows:

          Shareholder customer service (including sales of shares):
1-800-428-9578

                  An automated voice response system is available 24 hours a day, 7 days a week

                  Customer service representatives are available from 8:30 a.m. to 7:00 p.m. Eastern time each business day

                  Foreign language translation service for over 140 languages is available

                  TDD: A telecommunication device for the hearing impaired is available at: 1-201- 222-4955

          Non-shareholder requests for information about the Plan:
l-888-280-3848

                  Available 24 hours a day, every day of the year

          Internet address: HTTP://WWW.EQUISERVE.COM

          You can obtain information about your account via the Internet on EquiServe's web site- www.equiserve.com. At the web site, you can access your share balance, sell shares, request a stock certificate, and obtain online forms and other information about your account. To get access, you will require a password which will be sent to you, or you can request one by calling toll free 1-877-THE-WEB7 (1-877-843-9327).

          The Administrator's mailing address:

                  EquiServe
                  Attn: CH Energy Group, Inc. Stock Purchase Plan
                  P.O. Box 2598
                  Jersey City, NJ 07303-2598

          You may also write to the Administrator by telefax at (201) 222-4861.

ELIGIBILITY

          All interested persons and entities, whether or not shareholders of record of Common Stock, may participate in the Plan. In order to participate --

          * You must fulfill conditions of participation described below under the caption "Enrollment Procedures"; and

          * If you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, the Company or the Plan.

ENROLLMENT PROCEDURES

          If you are interested in participating in the Plan, the Administrator will mail you introductory Plan materials, including a Prospectus, and an enrollment form. Enrollments in the Plan are made by --

          * Non-shareholders submitting a completed Initial Investment Form to the Administrator together with a minimal initial investment of $100 by check, or by authorizing automatic deductions from a U.S. bank account as described below;

          *   Registered   shareholders   ("holders  of  record")  submitting  a
              completed Enrollment Authorization Form to the Administrator; or

          *   Employees  submitting a completed  Employee  Form to their company
              instructing   their   employer  to  withhold   payroll   deduction
              contributions for purchasing shares through the Plan.

          If you are a registered shareholder, be sure to sign your name on the Enrollment Authorization Form exactly as it appears on your Common Stock certificate.

          Those who are not registered shareholders and who are not Employees, must include a minimum initial investment of at least $100 by check or money order with their completed Initial Investment Form. Alternatively, you may enroll by authorizing automatic deductions for a minimum of $50 per transaction from a designated account at a U.S. bank or financial institution for at least two consecutive purchases. See the below caption "Initial, Optional and Employee Investments".

          If you are a beneficial owner of shares of Common Stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee), you may participate in the Plan by directing your financial intermediary to re-register your shares directly in your name. Costs associated with that registration will be borne by you. You may then enroll in the Plan as a registered shareholder, without having to make an initial investment. Alternatively, you may instruct your financial intermediary to re-register your shares directly in your name in electronic registration form through the Direct Registration System. The Direct Registration System permits an investor to hold Common Stock as the registered owner in electronic registration form on the Company's stock transfer books. Please contact the Administrator at 1-800-428-9578 for more specific information on the Direct Registration System. Thereafter, you may enroll in the Plan, as a registered shareholder, without having to make an initial investment.

          Employees may change the amount of their payroll withholdings by submitting to their employer's payroll department a new Employee Form which may be obtained from that department. Employees may stop their payroll withholdings at any time by notifying their employer's payroll department in writing. Payroll withholdings will terminate on the beginning of the payroll period following receipt of the Employee's written notice.

          The Administrator will process Initial Investment and Enrollment Authorization Forms as promptly as practicable. Participation in the Plan will begin after the properly completed form and any required payment have been accepted by the Administrator.

SOURCE OF SHARES

          Shares will be, at the Company's discretion, purchased --

          * Directly from the Company in the form of either authorized but unissued shares or treasury shares;

          *   On the open market; or

          *   A combination of the above.

Full and fractional shares acquired under the Plan will be calculated and credited to Participants' accounts. The number of shares purchased will be the total amount invested divided by the applicable Purchase Price per share as described under the below caption "Price of Shares."

PURCHASE DATE

          The Purchase Date for reinvested cash dividends will be the first business day of the months February, May, August and November. Initial and Optional Investments by check, money order, or automatic deduction from a pre-designated U.S. bank account will normally be invested no later than five business days after receipt by the Administrator. The Administrator will determine the actual Purchase Date for Initial and Optional Investments.

          Purchases under the Plan made on the open market will begin on the Purchase Date and will be completed no later than 30 days from that Purchase Date, unless, completion at a later date may be necessary or advisable under any applicable Federal or state securities laws. Open market purchases may be made on any securities exchange where the Common Stock is traded, in the over-the-counter market or by negotiated transactions and may be subject to such pricing, delivery and other terms to which the Administrator may agree.

          Neither we nor any Participant shall have the authority or power to direct the time or price at which shares of Common Stock may be purchased, or the selection of the broker or dealer through or from whom Common Stock purchases will be made.

PRICE OF SHARES

          The Purchase Price of shares purchased directly from the Company will be the average of the high and low prices of the Common Stock on the Purchase Date as reported on the New York Stock Exchange listing of composite transactions. If that report is not made, the Purchase Price will be established based on those prices of Common Stock as reported on that listing for the nearest day immediately preceding the Purchase Date.

          The Purchase Price of shares of Common Stock purchased on the open market will be the weighted average price of all Common Stock purchased for the Plan for the relevant Purchase Date.

INITIAL, OPTIONAL AND EMPLOYEE INVESTMENTS

          Initial investments, for those who are not holders of record or Employees, must be in the minimum amount of $100.

          *   Payment may be by personal check or money order,  and must be sent
              to  the   Administrator   together  with  the  completed   Initial
              Investment Form; or

          * You can make your Initial Investment by authorizing automatic deductions of $50 per transaction from a United States bank account for at least two consecutive purchases. Automatic deductions will continue indefinitely, beyond the initial two purchases, until you notify the Administrator by telephone or in writing that the automatic deductions are to stop. An Authorization Form for Automatic Deductions is included on the reverse side of the Initial Investment Form.

          You may make additional Optional Investments by personal check, money order or automatic deduction from a bank account in the minimum amount of $50, up to a maximum amount of $150,000 annually. See the subcaptions "Check Investment" and "Automatic Investments" under the caption "Investment Options" below.


          Employees may, in addition to Optional Investments, make monthly Employee Investments through payroll withholdings, for the purchase of Common Stock under the Plan in the minimum amount of $10 per week, up to a maximum amount of $500 per month. All payroll withholdings for Employee Investments will be made and submitted to the Administrator for investment on the first practicable Purchase Date after submission by Employees of the Employee Form. See the above caption "Enrollment Procedures."

          In no event can the aggregate of your Plan investments exceed $150,000 annually.

          Cash received by the Administrator for purchases of Common Stock on or before the last business day prior to the next Purchase Date will be applied for purchases of Common Stock. Cash received after that date will be held by the Administrator for purchases to be made on the next Purchase Date. No interest will be paid on payments received for purchases and held pending investment by the Administrator.

          The Company may adjust all minimum and maximum Plan investment amounts at its discretion from time to time after notification to all Participants.

          Initial Investments and Optional Investments will be returned to you upon your telephone or written request received by the Administrator not less than two business days before the Purchase Date.

INVESTMENT OPTIONS

          Full investment of funds in Common Stock is possible under the Plan. Fractional, as well as full shares, will be credited to your account. Certificates for full shares will be issued by the Administrator upon your request. All fractional shares will remain in electronic registration form until withdrawn.

          CHECK INVESTMENT: You may make Initial Investments and Optional Investments by personal check or money order payable in United States dollars to "EquiServe-CH Energy Group". The Administrator must receive your Initial Investment and Optional Investment before the Purchase Date. You should mail your Optional Investment to the Administrator with the Transaction Form attached to each statement of account sent to you by the Administrator.

          AUTOMATIC INVESTMENTS: You may make automatic Optional Investments of a specified amount (not less than $50 per purchase nor more than $150,000 annually) by electronic funds transfer from a predesignated United States bank account.

          If automatic deductions are used for Optional Investments, you must complete and sign the section entitled "Authorization Form for Automatic Deductions" on either the Initial Investment Form or the Enrollment Authorization Form and return it to the Administrator, with either a voided blank check or a deposit form for the bank account from which funds are to be drawn. The automatic deduction forms will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature.

          Once automatic deductions begin, funds will be withdrawn from your bank account on either the first or fifteenth day of each month, or both (as chosen by you), or the next business day if either of those days is not a business day. Those funds normally will be invested within five business days.

          You may change or stop automatic deductions by notifying the Administrator by telephone, fax or in writing. You must complete a new
Authorization Form for Automatic Deductions when you transfer ownership of shares or otherwise establish a new account on the Administrator's records, or close or change your designated bank account, or are assigned a new account number by your bank. To be effective for a particular Purchase Date, the Administrator must receive your new instructions at least six business days before such Purchase Date.

DIVIDEND OPTIONS

             We pay cash dividends on Common Stock on the first business day in the months of February, May, August and November. The payment of dividends in the future and the amount of such payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant.

          You may select from the following dividend options:


          (1) CASH DIVIDENDS: You may elect to receive all or part of your dividends in cash by designating your election on the Enrollment Authorization Form, Initial Investment Form or Employee Form. Dividends paid in cash will be sent to you by check in the usual manner or by direct deposit, if you have elected the direct deposit option described below under the caption "Direct Deposit of Dividends". If you elect a partial cash payment of your cash dividends, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of Common Stock. See below under the subcaption "Reinvestment of Cash Dividends".


          (2) REINVESTMENT OF CASH DIVIDENDS: You may elect to reinvest all or part of your cash dividends by designating your election on the Enrollment Authorization Form, Initial Investment Form or Employee Form.

          Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service.

          Changing Dividend Options: You may change dividend options by telephoning or writing to the Administrator, by submitting a new election on an Enrollment Authorization Form to the Administrator or by submitting a new election on an Employee Form to your employer. To be effective for a specific dividend, any change must be received by the Administrator before the record date for such dividend. The record date is usually the tenth day of the month before the payment date of the dividend.

          Discontinuing Dividend Reinvestment: You may discontinue reinvestment of cash dividends at any time by giving telephone or written instructions to the Administrator. If the Administrator receives the request to discontinue dividend reinvestment on or after the record date for a dividend, the Administrator may either pay the dividend in cash or reinvest it under the Plan on the next Purchase Date to purchase Common Stock on your behalf. If reinvested, the Administrator may sell the shares purchased and send the proceeds to you, less any service fee, applicable brokerage commission and any other costs of sale.

          After processing your request to discontinue dividend reinvestment, any shares credited to your account under the Plan will continue to be held in electronic registration form. Dividends on any shares held in electronic registration form, and on any shares you held in stock certificate form, will be paid in cash by check or by direct deposit to a predesignated bank account of your choice.

DIRECT DEPOSIT OF DIVIDENDS

          Through the Plan's direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends paid by electronic funds transfer to your predesignated checking or savings bank account on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to the Administrator a Direct Deposit Authorization Form. You may obtain a Direct Deposit Authorization Form by calling the Administrator at 1-800-870-2340.

          Direct Deposit Authorization Forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time by submitting to the Administrator a new Direct Deposit Authorization Form or by written instruction to the Administrator.

SHARE SAFEKEEPING AND INSURED CERTIFICATE MAILINGS

          You may use the Plan's "share safekeeping" service to deposit any Common Stock certificates in your possession with the Administrator. Shares deposited will be recorded in electronic registration form and credited to your account. By using the Plan's share safekeeping service, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

          The Administrator will promptly send you a statement confirming each certificate deposit. Shares deposited and credited to your account with the Administrator may be transferred or sold in a convenient and efficient manner. See "Certificates for Shares" and "Sale of Shares" captions below.

          STOCK CERTIFICATES SENT TO THE ADMINISTRATOR FOR SAFEKEEPING SHOULD NOT BE ENDORSED. To insure against loss resulting from mailing certificates to the Administrator, the Plan provides for mail insurance, free of charge, for certificates valued at up to $25,000 current market value (maximum coverage) when mailed first class, using a brown, pre-addressed envelope provided by the Administrator. Envelopes may be obtained by calling the Administrator at 1-800-428-9578.

          If you do not use a brown pre-addressed envelope provided by the Administrator, you should send certificates to the address listed above by registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20). This represents the approximate cost to you of replacing certificates if they are lost in the mail. For information about mailing certificates to the Administrator having a current market value in excess of $25,000, you should contact the Administrator.

          Mail insurance covers the replacement of shares of stock, but in no way protects you against any loss resulting from fluctuations in the value of the shares from the time you mail the certificates until the time replacement can be made. To be eligible for certificate mailing insurance, you must notify the Administrator of any lost certificate claim within 30 calendar days of the date the certificates were mailed.

CERTIFICATES FOR SHARES


        Common Stock purchased under the Plan, and any certificated shares you may deposit for safekeeping, will be recorded in electronic registration form and credited to your account. The Administrator will report the number of shares (including fractional shares) credited to your account as promptly as practicable after each purchase. You may obtain a certificate for all or any portion of the whole shares credited to your account at any time upon telephone or written request to the Administrator. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of the Common Stock, less any service fee, any applicable brokerage commission and any other costs of sale. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends on those shares (see the above subcaptions "Cash Dividends" and "Reinvestment of Cash Dividends").


SALE OF SHARES

          You may direct the Administrator to sell all or a portion of shares of Common Stock credited to your account at any time by giving telephone or written instructions to the Administrator.

          The Administrator will make every effort to process your order on the day it is received. However, your instructions must be received before 1:00 p.m. Eastern time on a business day during which the Administrator and the relevant securities market are open for your sale order to be processed on that day. Sales will be made at the then-current market price of the Common Stock and the Administrator will send you a check for the sales proceeds, less any service fee, any applicable brokerage commission and any other costs of sale.

GIFTS AND TRANSFERS OF SHARES

          You may transfer the ownership of all or part of the shares credited to your account to an account for another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your account must be made in whole share amounts. No fractional share may be transferred unless your entire account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of Common Stock certificates, including the requirement of a medallion stamp guarantee. Simply call the Administrator to obtain the proper instructions, requirements and documents necessary to complete your transfer.

        Shares that are transferred will be credited in electronic registration form to the transferee's account. An account will be opened in the name of the transferee, if the transferee is not already a registered shareholder and the transferee's account will be enrolled in the Plan under the same dividend option as the transferor unless the transferor specifies differently. The transferee may change the dividend option after the transfer has been made as described under the caption "Dividend Options" above.

          After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee's account.

STOCK SPLIT, STOCK DIVIDENDS OR RIGHTS OFFERINGS

          Any dividends in Common Stock or split shares of Common Stock distributed by us on shares credited to your account or held by you in the form of stock certificates will be credited to your account.

          In a rights offering by us, you will receive rights based upon the total number of whole shares registered in your name, including shares held by you in stock certificate form and shares credited in electronic registration form to your account.

PLAN REPORTS

          Whenever you purchase, sell or deposit shares through the Plan, you will promptly receive from the Administrator a statement with the details of the transaction. All shares you hold or purchase through the Plan are recorded in the same account. After each dividend reinvestment, you will receive from the Administrator a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show all year-to-date account activity, including purchases, sales and certificate deposits or withdrawals. In addition, you will receive a comprehensive year-end statement summarizing all activity in your account for the entire year. You should retain these statements to establish the cost basis of shares of Common Stock purchased under the Plan for income tax purposes.

          In addition, you will receive copies of the same communications sent to all other holders of record of Common Stock. This includes our annual report to shareholders, quarterly reports to shareholders, notice of Annual Meeting and Proxy Statement. You will also be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require.

          All notices, statements and reports from the Administrator to you will be addressed to your latest address of record with the Administrator. Therefore, you must promptly notify the Administrator of any change of address.

PLAN COSTS

          All costs for the purchase of shares and administration of the Plan will be paid by us with the exception of:

          * Costs associated with automatic investments which may be assessed by your financial institution (as described under the above subcaption "Automatic Investments");

          * Any costs resulting from you having insufficient funds to effect payment for Initial and/or Optional Investments;

          * Those costs associated with your direction to the Administrator to sell all or a portion of your shares as described under the above caption "Sale of Shares"; and

          * Those costs related to a sale of a fractional share, as described under the above captions "Certificates for Shares" and "Sale of Shares".

PLEDGING OF SHARES IN PARTICIPANT'S ACCOUNT

          Except as described under the above caption "Gifts and Transfers of Shares", Common Stock credited to your account may not be pledged or assigned. If you wish to pledge shares of Common Stock credited to your account, you must request that certificates for those shares be issued in your name as described under the above caption "Certificates for Shares".

VOTING RIGHTS OF SHARES IN PARTICIPANT'S ACCOUNT

          If you participate in the Plan, you, as a Common Stock shareholder of the Company, will have all shareholder rights. You will be provided with all required documentation to vote whole shares of Common Stock you hold under the Plan. Fractional shares may not be voted. You will receive a proxy card indicating the number of whole shares directly held under the Plan for voting instructions to the Company and signing. A properly signed proxy will be voted according to your instructions, with no vote being recorded for the shares represented by an abstention.

TERMINATION, SUSPENSION OR MODIFICATION OF THE PLAN

          We reserve the right to terminate, suspend or modify the Plan at any time in whole, in part, in respect to Participants in one or more jurisdictions. All affected Participants will receive notice of any termination, suspension or modification of the Plan.

LIMITATION ON LIABILITY

          Neither   we  nor  the   Administrator   (nor   any  of  our   agents,
representatives, employees, officers, directors, or subcontractors) will be liable for any act done in good faith or for any good faith omission to act.

          You must recognize that neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under the Plan. The prices of shares purchased and sold under the Plan will be determined by market conditions. Participants also cannot waive Federal securities law liability.

          We are authorized to take any actions to carry out the Plan as may be consistent with the terms and conditions of the Plan. We reserve the right to interpret and regulate the Plan as we deem desirable or necessary in connection with the Plan's operations. The establishment and maintenance of the Plan does not constitute assurances with respect to either the value of the Common Stock or whether or not we will continue to pay dividends on Common Stock or at what rate such dividends will be paid.

TERMINATION OF A PARTICIPANT

          If you do not own at least one whole share registered in your name in stock certificate form or credited in electronic registration form to your account, your participation in the Plan may be ended. In that event, you would receive a cash payment for the fractional share remaining in your account based on the current market price of Common Stock, less any service fee, any applicable brokerage commission and any other costs of sale.

GOVERNING LAW

          The Plan and its operations are governed by the laws of the State of New York and federal securities laws, if applicable.

FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the Federal income tax consequences of participating in the Plan and is based on Federal income tax laws as in effect as of the date of this Prospectus. The tax consequences to Participants may vary as a result of individual circumstances. You should consult your advisor as to the income tax consequences based upon your particular circumstances and as to the consequences under federal, state, local and foreign law.

          *   Reinvested Dividends

              In the case of reinvested dividends, when the Administrator acquires shares of Common Stock for your account, you must include in gross income a dividend measured by the fair market value of those shares. When the Administrator purchases Common Stock for your account on the open market with reinvested dividends, you must include in gross income the amount of the dividend plus any brokerage commissions paid by us. In both purchases directly from us and purchases on the open market, the basis of shares is, in general, equal to the amount of dividends paid by us and the amount of any brokerage commission paid by us and attributable to the acquisition of the shares.

          *   Initial and Additional Cash Investments

              In the case of the shares of Common Stock purchased on the open market as Initial Investments, Optional Investments or Employee Investments, to the extent of any brokerage commissions paid by us, you may have to recognize these brokerage commissions as a dividend to be included in your gross income. Your basis in these shares will be the cost of the shares to the Administrator plus an allocable share of any brokerage commissions paid by us.

          *   Additional Information

              The holding period for shares of Common Stock purchased under the Plan will begin the day after the date the shares are acquired.

              You will not realize any taxable income when you receive certificates for whole shares of Common Stock credited to your account, either upon a request for the certificates or upon withdrawal from or termination of the Plan. However, upon withdrawal from or termination of the Plan, a cash payment for the sale of whole or fractional shares held in your account will result in gain or loss measured by the difference between the amount of the cash payment received and your basis in those shares or fractional share. That gain or loss will be capital gain or loss if the shares or fractional share are a capital asset in your hands.

          * All the dividends paid to you and any brokerage commissions that we pay on your behalf for the purchase of shares through the Plan will be reported to you and to the Internal Revenue Service on IRS Form 1099-DIV which will be mailed by January 31.

          * All shares of stock that are sold through the Plan Administrator will be reported to the IRS as required by law. IRS Form 1099-B will be mailed by January 31 to all those who sold stock through the Plan. The 1099-B form will only include proceeds you received from the sale of your shares. You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale.

SHAREHOLDERS SUBJECT TO WITHHOLDING

          Under backup withholding requirements of Federal income tax law, dividends that are reinvested and the proceeds of the sale of any share under the Plan will be subject to the withholding tax if (i) you fail to certify to the Administrator that you are not subject to backup withholding and that your tax payer identification number on your account is correct (on Form W-9); or
(ii) the IRS notifies us or the Administrator that you are subject to backup withholding. Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of shares and the remaining amount will be reinvested or paid as you have instructed.

          If you are a non-resident foreign Participant, under withholding requirements of Federal income tax laws, dividends that are reinvested under the Plan will be subject to the withholding tax unless reduced or eliminated pursuant to tax treaties. Any required income tax withholding will be deducted from dividends and the remaining amount will be reinvested.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the purchase of shares on the open market. To the extent that shares of Common Stock sold from shares held by the Company as treasury shares or from the Company's authorized but unissued shares of Common Stock, we will add the net proceeds from any of those sales to our general working capital. Nevertheless, we may at the time of sale allocate all or a portion of the proceeds to any other corporate purposes.

                           LEGAL OPINIONS AND EXPERTS

          Gould & Wilkie LLP, general counsel of the Company, has passed upon the legality of our Common Stock offered by this Prospectus and all legal matters in connection with the Plan for the Company. Gould & Wilkie LLP is located at One Chase Manhattan Plaza, New York, New York 10005. The statements in this Prospectus as to matters of law and legal conclusion under "The Company," "Description of the Plan," "Federal Income Tax Consequences," "Shareholders Subject to Withholding" and "Use of Proceeds," have been reviewed by Gould & Wilkie LLP and are made on their authority as experts.

          The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998 and the Annual Report on Form 10-K of Central Hudson for the year ended December 31, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

=====================================================              ==========================================
              CH ENERGY GROUP, INC.
                                                 PAGE
                                                 ----
Share Exchange...................................   2                         CH ENERGY GROUP, INC.
Where You Can Find More Information..............   2
Prospectus Summary...............................   4                           284 SOUTH AVENUE
The Company......................................   5                   POUGHKEEPSIE, NEW YORK 12601-4879
Description of the Plan..........................   5                     TELEPHONE NO.: (914) 452-2000
    Administration...............................   6
    Eligibility..................................   6
    Enrollment Procedures........................   7                    CH ENERGY GROUP, INC. WEB SITE
    Source of Shares.............................   7                         HTTP://WWW.CENHUD.COM
                                                                              ---------------------
    Purchase Date................................   8
    Price of Shares..............................   8                          STOCK PURCHASE PLAN
    Initial, Optional and Employee
       Investments...............................   8
    Investment Options...........................   9
    Dividend Options.............................   9
    Direct Deposit of Dividends..................  10
    Share Safekeeping and Insured
        Certificate Mailings.....................  10
    Certificates for Shares......................  11                              PROSPECTUS
    Sale of Shares...............................  11
    Gifts and Transfer of Shares.................  11                           DECEMBER __, 1999
    Stock Split, Stock Dividends or
         Right Offerings.........................  12
    Plan Reports.................................  12
    Plan Costs...................................  12
    Pledging of Shares in Participant's
          Account................................  13
    Voting Rights of Shares in                                                  COMMON STOCK
          Participant's Account..................  13                           ($.10 PAR VALUE)
     Termination, Suspension or Modification
          of the Plan............................  13                           ---------------
     Limitation on Liability.....................  13
     Termination of a Participant................  13                             ADMINISTRATOR
     Governing Law...............................  13
     Federal Income Tax Consequences.............  14                      FIRST CHICAGO TRUST COMPANY
     Shareholders Subject to Withholding.........  14                 OF NEW YORK, A DIVISION OF EQUISERVE
Use of Proceeds..................................  15               CH ENERGY GROUP, INC. STOCK PURCHASE PLAN
Legal Opinions and Experts.......................  15                             P.O. BOX 2598
                                                                       JERSEY CITY, NEW JERSEY 07303-2598
                                                                          TELEPHONE NO.: (800) 428-9578
                                                                       INTERNET: HTTP://WWW.EQUISERVE.COM
                                                                                ---------------



=====================================================              ==========================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.  EXHIBITS.


          Following is the list of Exhibits, as required by Item 601 of Regulation S-K, filed as part of the Registration Statement, including exhibits incorporated herein by reference:


(Regulation S-K)
     Item 601
    DESIGNATION            EXHIBIT
-----------------          -------

(3)               - -      Articles of Incorporation and By-Laws.

      (a)         - -      Restated Certificate of Incorporation of the Company
                           under Section 807 of the Business Corporation Law.*

      (b)         - -      By-Laws of the Company in effect on the date of this
                           Post-Effective Amendment No. 2 to the Registration
                           Statement.**

(4)               - -      Instruments defining the rights of security holders:

      (a)         - -      Form  of  Stock  Purchase  Plan,  as  amended,  to be
                           effective on the effectiveness of the Share Exchange referred to on the cover page of this Post-Effective
                           Amendment No. 2.

     (b)          - -      Form of transmittal  letters from the Company to Plan
                           participants for the purpose of transmitting the Prospectus contained in this Post-Effective Amendment
                           No. 2 to this Registration Statement.

      (c)         - -      Form of Flyer to accompany the  Prospectus  contained
                           in this Post-Effective Amendment No. 2.

(5)               - -      Opinion of counsel re legality.

(23)              - -      Consents of experts and counsel.

   (a)            - -      Consent of PricewaterhouseCoopers LLP.

   (b)            - -      Consent  of Gould & Wilkie  LLP  (contained  in their
                           opinion, a copy of which is filed as Exhibit (5)).

(24)              - -      Power of  attorney  for  each  officer  and  director
                           signing the Post-Effective Amendment No. 2 to this Registration Statement.


----------
* Incorporated by reference to Exhibit (3)(i) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.
** Incorporated by reference to Exhibit (3)(ii) of the Registrant's Registration
   Statement (No. 333-91033), on Form S-4, filed on November 16, 1999.

ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registrant Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that, the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Poughkeepsie, State of New York, on the 18th day of November, 1999.

                                          CH ENERGY GROUP, INC.
                                            (Registrant)

                                    By:     /s/ PAUL J. GANCI
                                       -------------------------------------
                                                Paul J. Ganci

                                        Chairman of the Board, President
                                            and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities, and on the dates indicated.



            SIGNATURE                            TITLE             DATE
            ---------                            -----             -----


Steven V. Lant, Chief Financial Officer,                       November 18, 1999
Treasurer and Secretary (Principal
Financial Officer); Donna S. Doyle,
Controller (Principal Accounting
Officer); and John E. Mack III, a
Director.




       /s/ PAUL J. GANCI                                       November 18, 1999
-------------------------------------
(Paul J. Ganci, as a Director and as
         Attorney-in-Fact)

                                  EXHIBIT INDEX


        Following is the list of Exhibits, as required by Item 601 of Regulation S-K, filed as part of the Registration Statement, including exhibits incorporated herein by reference:

(Regulation S-K)
   Item 601
  DESIGNATION         EXHIBIT
----------------      -------
(3)            - -    Articles of Incorporation and By-Laws.

      (a)      - -    Restated Certificate of Incorporation of the Company under
                      Section 807 of the Business Corporation Law.*

      (b)      - -    By-Laws of the Company in effect on the date of this
                      Post-Effective Amendment No. 2 to the Registration
                      Statement.**

(4)            - -    Instruments defining the rights of security holders:

      (a)      - -    Form of Stock Purchase Plan, as amended, to be effective
                      on the effectiveness of the Share Exchange referred to on the cover page of this Post-Effective Amendment No. 2.

      (b)      - -    Form of transmittal letters from the Company to Plan
                      participants for the purpose of transmitting the Prospectus contained in this Post-Effective Amendment No.
                      2 to this Registration Statement.

      (c)      - -    Form of Flyer to accompany the Prospectus contained in
                      this Post-Effective Amendment No. 2.

(5)            - -    Opinion of counsel re legality.

(23)           - -    Consents of experts and counsel.

      (a)      - -    Consent of PricewaterhouseCoopers LLP.

      (b)      - -    Consent of Gould & Wilkie LLP (contained in their opinion, a copy of which is filed as Exhibit (5)).

(24)           - -    Power of attorney for each officer and director signing
                      the Post-Effective Amendment No. 2 to this Registration
                      Statement.
----------
* Incorporated by reference to Exhibit (3)(i) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.
** Incorporated by reference to Exhibit (3)(ii) of the Registrant's Registration Statement (No. 333-91033), on Form S-4, filed on
    November 16, 1999.